Exhibit 99.1

Marvell Technology Group Ltd. Announces the Appointment of Ms. Gerri

Elliott to Board of Directors

SANTA CLARA, Calif. (July 13, 2017) – Marvell (NASDAQ: MRVL), a leader in storage, networking, and connectivity semiconductor solutions, has appointed Gerri Elliott to its Board of Directors.

As a former senior executive at IBM, Microsoft and Juniper Networks, she brings to Marvell deep expertise in go-to-market and customer care strategies. “Gerri is a recognized expert in sales and customer success,” said Matt Murphy, Marvell’s President and CEO. “Her insights and counsel will be very valuable as we continue to deepen our relationships with customers and grow our business.”

Ms. Elliott currently serves on the boards of Whirlpool and Imperva and was on the board of Bed, Bath and Beyond until June 2017. She previously served as EVP and Chief Customer Officer for Juniper Networks, where she led the sales, distribution, operations, advanced technologies, field operations, services and support in over 40 countries. Prior to Juniper, she served as Microsoft’s CVP, WW Public Sector, and also held senior leadership positions with IBM.

Ms. Elliott earned a BA in Political Science from New York University and is the founder of Broadrooms, an organization for executive women interested in serving on corporate boards.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, networking, and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial, and consumer markets. To learn more, visit: www.marvell.com.

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For Further Information Contact:

Marvell Media Relations

Kristin Hehir Senior Manager, Public Relations 408-222-8744 kristinh@marvell.com	Hanna Kang Senior Manager, Public Relations 408-222-3780 hhkang@marvell.com